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                                                                   Exhibit 10.7



                                    FORM OF
                     EMPLOYEE BENEFITS ALLOCATION AGREEMENT



            EMPLOYEE BENEFITS ALLOCATION AGREEMENT (this "Agreement"), dated as of ____________, 1998, is between American Banknote Corporation ("Parent"), a Delaware corporation, and American Bank Note Holographics, Inc. ("ABNH"), a Delaware corporation.

            WHEREAS, Parent, a public company whose common shares are traded on the New York Stock Exchange, directly owns 100% of the issued and outstanding shares of common stock of ABNH;

            WHEREAS, the Board of Directors of Parent has determined that it is appropriate and desirable for Parent to sell for its account by means of an initial public offering by ABNH of all of the shares of ABNH common stock owned by Parent (the "IPO") pursuant to a Registration Statement on Form S-1 (File No. 333-51845) initially filed by ABNH with the SEC on May 5, 1998, as amended through the date hereof;

            WHEREAS, the parties hereto have determined that it is necessary and desirable to make certain agreements regarding employee benefit plans and related matters in connection with the IPO;

            NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                              DEFINITIONS; HEADINGS

            SECTION 1 - DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning clearly is required by the context:

            (a) "Action" or "Claim" means any "Third-party Claim" as defined in the Separation Agreement, together with any assessment of, or claim for, taxes or a statutory penalty. For purposes hereof, the term "Action" or "Claim" always is deemed to include, but is not limited to, a Qualification or ERISA Claim.
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            (b) "Closing Date" means the Closing Date as defined in the
Separation Agreement.

            (c) "COBRA" means the continuation health coverage required under
Section 4980B of the Code and Sections 601 to 607 of ERISA, and any successor provisions thereto.

            (d) "Code" means the Internal Revenue Code of 1986, as amended, and any predecessor or successor thereto.

            (e) "Employee" or "Active Employee" means an individual maintained on an entity's payroll system (including, but not limited to, an individual on approved leave of absence and an individual in receipt of or entitled to worker's compensation or employer-provided long term disability benefits) and, to the extent required by the context, such an individual's dependents and beneficiaries.

            (f) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            (g) "Filing" means the requirement to timely file a form related to an employee benefit plan, including but not limited to Internal Revenue Service ("IRS") Form 5500; to timely distribute a notice related to an employee benefit plan, including, but not limited to, a COBRA notice or a summary plan description; and to timely pay a fee or premium.

            (h) "IPO" means the initial public offering described in the recitals to this Agreement.

            (i) "Separation Agreement" means the Separation Agreement of even date herewith between Parent and ABNH.

            (j) "Policy Claim" means a routine claim for benefits under a medical, dental, disability or group life insurance program.

            (k) "Qualification" or "ERISA Claim" means any Action or Claim arising from, or related to, the failure of a benefit plan that is intended to be tax-qualified under the provisions of Section 401(a), et seq., of the Code to satisfy the requirements for qualification, in form or in operation; any Action or Claim arising from, or related to, the failure of an employee benefit plan to comply with applicable requirements of ERISA (including, for this purpose, Section 4975 of the Code)or the terms of such plan; and any Action or Claim arising from, or related to, the failure to make a Filing.


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            SECTION 2 - HEADINGS. The headings in this Agreement are for convenience of reference only and are not to be construed as a part of the Agreement.

                                   ARTICLE II
                        DEFINED CONTRIBUTION 401(K) PLAN

            SECTION 1 - IDENTIFICATION OF EXISTING PLAN. The American Banknote Corporation Employees' Retirement Plan (the "American Banknote Corporation 401(k) Plan") is maintained in the United States for eligible employees and former employees of Parent and its related participating employers.

            SECTION 2 - CONTRIBUTIONS. As soon as practicable after the Closing Date, and in any event within the period prescribed by applicable statute or regulation, ABNH shall contribute to the American Banknote Corporation 401(k) Plan any contributions required to be made under such plan on behalf of participants who are employees of ABNH based on their compensation for the period up to the Closing Date.

            SECTION 3 - ESTABLISHMENT OF NEW 401(K) PLAN AND ASSET TRANSFER. On or before the Closing Date, ABNH shall adopt a defined contribution plan substantially in the form attached hereto as Schedule 13-1, and a similar plan for its union employees. Each such plan (the "American Bank Note Holographics, Inc. 401(k) Plan") shall be effective for compensation earned after the Closing Date. At such administratively feasible date following the Closing Date as is determined by Parent, there shall be a transfer from the American Banknote Corporation 401(k) Plan to the corresponding American Bank Note Holographics, Inc. 401(k) Plan of the account balances of individuals who were participants in the American Banknote Corporation 401(k) Plan and who are eligible to become participants in the American Bank Note Holographics, Inc. 401(k) Plan. Such transfers may be made in cash or in kind or in a combination of both, in Parent's sole discretion. Prior to such transfer, Parent shall continue to administer the American Banknote Corporation 401(k) Plan in the interests of such participants as well as all other participants in the American Banknote Corporation 401(k) Plan. It shall be provided that no further 401(k) employee contributions shall be made by or on behalf of a participant who is or is scheduled to become an active employee of ABNH as of the Closing Date after the final deposit with respect to payroll prior to the Closing Date; and provided further, that loans, investment fund transfers and distributions shall be suspended for such reasonable period as may be necessary as a result of such transfer.

            SECTION 4 - ALLOCATION OF RESPONSIBILITIES. ABNH shall be solely responsible for all Filings for, and the defense of any Claim with respect to, the plan adopted by it pursuant to Article II and Parent shall be solely responsible for all Filings for,


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and the defense of any Claim with respect to, the American Banknote
Corporation 401(k) Plan.

                                   ARTICLE III
          MEDICAL, DENTAL, DISABILITY AND GROUP LIFE INSURANCE BENEFITS

            ABNH shall establish as soon as administratively feasible on or after the Closing Date, and in any event on or before ____________, 1998, medical, dental, disability and group life insurance (which includes life and accidental death and dismemberment benefits) programs for the benefit of ABNH's active employees that provide coverage to such employees that is substantially similar to the coverage provided for such active employees immediately prior thereto, including coverage without any pre-existing condition limitation for individuals currently covered under Parent's programs and credit for annual out-of-pocket expenses that had been satisfied or paid by such employees under similar programs maintained by Parent prior to the Closing Date (but excluding any post-retirement medical benefits except as required by COBRA). ABNH shall be solely responsible for all Filings and Policy Claims for the programs established by it pursuant to this Article III, and Parent shall be solely responsible for all Filings and, to the extent consistent with the terms of the programs sponsored by Parent, Policy Claims and the defense (including the settlement or payment) of all medical, dental, disability and group life insurance Claims made by a covered participant or his or her beneficiary relating to events that occurred prior to the close of business on the Closing Date under an insurance program sponsored by Parent; provided that ABNH shall continue to bear the expense of providing benefits with respect to its employees who participated in programs maintained by Parent with respect to periods prior to the Closing Date in accordance with agreements, understandings and practices in effect prior to the Closing Date. Parent will hold ABNH harmless against any claim made against it arising out of any failure by ABNH to administer any such program maintained by Parent in accordance with its terms and applicable law, but ABNH shall remain responsible for all contributions and benefits properly payable with respect to its employees; provided, however, that Parent shall be solely responsible for retiree medical coverage of employees who retired from ABNH prior to the Closing Date or had qualified for such coverage prior to the Closing Date and thereafter retire. No other current or former employee of ABNH shall have any right to retiree medical coverage under any plan maintained by Parent and/or ABNH prior to the Closing Date. ABNH shall be solely responsible for all Filings and Policy Claims made by a covered participant who is an ABNH employee or his or her beneficiary relating to events that occur after the close of business on the Closing Date under an insurance program sponsored by Parent but prior to the establishment of ABNH's programs pursuant to this Article III


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(provided, however, that Parent shall use its reasonable efforts to administer such Claims), and ABNH shall pay to Parent the proportionate share of premiums under such programs relating to periods after the Closing Date and prior to the establishment of ABNH's programs for such ABNH employees and related beneficiaries. ABNH shall cooperate with Parent in any manner reasonably requested by Parent or its employees or agents to enable Parent to complete such Filings and handle such Policy Claims. In addition, ABNH shall reimburse Parent for any costs or expenses incurred by Parent in connection with such programs that properly are allocable to ABNH (which shall specifically exclude any increased premiums incurred by Parent as a result of the demographic shift in the insured population as a result of ABNH employees being removed from such programs). For purposes of this Article III, the relevant "event" shall be, in the case of medical and dental programs, the incurring of the expense for covered services, and in the case of disability or life insurance, the incurring of disability or death, as the case may be. Retired ABNH employees who are covered under Parent's retiree medical plan on the Closing Date, shall continue to be covered under Parent's retiree medical plan, in accordance with such plan's terms as they may be amended from time to time. ABNH employees who are eligible for coverage under Parent's retiree medical plan on the Closing Date, may enroll in Parent's retiree medical plan when they terminate service with ABNH (in accordance with such plan's terms as they may be amended from time to time). No ABNH employee shall be covered under Parent's medical plan or become eligible for coverage under Parent's retiree medical plan after the Closing Date. Parent will amend its retiree medical plan to comport with the provisions of this paragraph.

                                   ARTICLE IV
                           SEVERANCE PAY; VACATION PAY

            SECTION 1 - SEVERANCE PAY. Although the parties are of the belief that the IPO does not necessarily give rise to the payment of severance pay (or salary continuation, unemployment compensation or similar pay), in the event that on or after the close of business on the Closing Date, a Claim for any such pay is made by an employee of ABNH, the defense of such Claim, as well as any payment or settlement of such Claim, shall be solely the responsibility of ABNH.

            SECTION 2 - VACATION PAY. Effective as of the close of business on the Closing Date, ABNH shall continue in effect any vacation pay plans maintained for the benefit of their employees immediately prior thereto. In the event that on or after the close of business on the Closing Date, a Claim for vacation pay is made by an employee of ABNH, the defense of such Claim, as well as any payment or settlement of such Claim, shall be solely the responsibility of ABNH.

                                    ARTICLE V
                                 CAFETERIA PLAN

            ABNH shall adopt cafeteria plan documents in a form furnished to ABNH with respect to the ABNH employees who, prior to the Closing Date, were eligible and/or participating in the American Banknote Corporation Cafeteria Plan that provided for the pre-tax payment of medical and dental insurance premiums. The plan set forth in such document ("American Bank Note Holographics, Inc. Cafeteria Plan") shall become effective as


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soon as administratively feasible after the Closing Date and in no event later than ____________, 1998.

                                   ARTICLE VI
             EMPLOYMENT; EMPLOYMENT RELATED MATTERS; OTHER BENEFITS

            SECTION 1 - EMPLOYMENT. Effective as of the close of business on the Closing Date, ABNH shall continue to employ all individuals who were employees of ABNH as a wholly-owned subsidiary of Parent immediately prior thereto. Nothing herein shall be construed to be a guarantee of employment, and ABNH may terminate an individual's employment or adjust such individual's compensation at any time and for any reason.

            SECTION 2 - EMPLOYMENT RELATED MATTERS. ABNH shall be solely responsible for the defense of any Claim made by, on behalf of, or with respect to, (i) any employee thereof, (ii) any former employee of ABNH, or (iii) any individual described in Section 1 hereof, including the settlement or payment of such a Claim, that arises after the Closing Date out of, or relates to, such individual's employment with (or failure to be employed by) ABNH or an employee benefit matter that is not covered elsewhere by the terms of this Agreement. Such Claims include, but are not limited to, employment discrimination, harassment, wrongful discharge and COBRA Claims.

            SECTION 3 - DEFINED BENEFIT PLAN. Parent shall be solely responsible for any contributions that may be required after the Closing Date under the American Banknote Corporation Retirement Plan (a defined benefit plan) with respect to service prior to the Closing Date or that may be required in order to effect the termination of such plan.

            SECTION 4 - OTHER BENEFITS. Except as otherwise expressly provided in this Agreement, ABNH shall be solely responsible for the provision of all employee benefits arising after the Closing Date to its employees and former employees and for any Filings arising after the Closing Date and the defense of any Claim arising after the Closing Date, including any settlement or payment of such Claim, related to any such benefit provided by it or the failure after the Closing Date to provide or maintain any particular benefit. In particular, without limitation, ABNH shall promptly reimburse Parent for the full amount of any payment which is due or becomes due on or after the Closing Date, pursuant to Parent's long-term management incentive plan, to any officer or other Employee of ABNH.

                                   ARTICLE VII
                     CERTAIN BENEFITS ADMINISTRATION MATTERS

            SECTION 1 - PURPOSE; RELATIONSHIP TO SEPARATION AGREEMENT. The Separation Agreement provides that Parent shall consult with ABNH with respect to employee benefits and certain


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related matters. The purpose of this Article VII is to bind the parties to share in certain employee benefits responsibilities that are necessary or appropriate in view of other agreements reached herein and the fact that, for a portion of 1998, the parties are members of a controlled group of corporations, within the meaning of Section 414(b) of the Code. To the extent inconsistent, the provisions hereof override the provisions of the Separation Agreement.

            SECTION 2 - APPLICATION FOR DETERMINATION. ABNH shall (a) file the application for determination with the IRS with respect to each newly adopted Code Section 401(k) plan described in Article II and (b) make all amendments that the Internal Revenue Service may require as a condition to issuing such letter and to continue the qualification of such plan, and (c) operate such plan so as to maintain such qualification (including, if applicable, taking corrective action that might be required in the event that it were determined that operating defects existed with respect to any plan which would require corrective action in order to maintain the qualification of the plan, in accordance with the Internal Revenue Service policies and procedures with respect to avoiding the disqualification of the plans on account of operating defects).

            SECTION 3 - DISCRIMINATION TESTING; DISTRIBUTIONS. ABNH shall supply to Parent within sixty (60) days of a request from Parent all information reasonably requested by Parent to undertake discrimination testing under Sections 401(a)(4), 401(k), 401(m), and 410(b) of the Code (or other applicable sections of the Code) for the portion of 1998 during which the parties were members of a controlled group of corporations within the meaning of Section 414(b) of the Code. Parent shall share the discrimination test findings with ABNH, to the extent relevant to ABNH. At such times as are determined by Parent, ABNH shall make distributions from their employee benefit plan to their employees or take other corrective actions determined by Parent upon notice from Parent to ABNH that such distributions or other actions are necessary to satisfy any discrimination test for the portion of 1998 during which the parties were members of a controlled group of corporations. Nothing herein shall be construed to require Parent to undertake discrimination testing for any period after the Closing Date on ABNH's behalf.

            SECTION 4 - COOPERATION WITH RESPECT TO PLAN ADMINISTRATION. Parent and ABNH shall cooperate with each other, and shall provide, or cause to be provided, to each other information reasonably requested within sixty (60) days of the request, in order to efficiently administer and account properly for the employee benefit plans maintained by them and the


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undertakings contemplated herein, including for example, but not limited to, information necessary to effectuate the provisions of Article II, Section 3 hereof, and this Article VII.

            SECTION 5 - OTHER MATTERS. Except as otherwise provided in this Agreement, unless requested by ABNH and agreed to by Parent, or unless initiated by Parent and agreed to by ABNH, Parent shall not be responsible for employee benefits matters affecting ABNH's employees or former employees or their beneficiaries.

            SECTION 6 - EXTENT OF PARENT'S RESPONSIBILITY. The employee benefit services provided to ABNH by Parent pursuant to this Article VII and the Separation Agreement are ministerial and are for the sake of administrative convenience only. In providing such services, Parent shall not be responsible for the accuracy, completeness or timeliness of any advice or service or any return, report, filing or other document that it provides, prepares or assists in preparing except to the extent that any inaccuracy, incompleteness or untimeliness arises solely from Parent's gross negligence or willful misconduct. The parties expressly acknowledge that with respect to any employee benefit plan or arrangement established, maintained, or assumed by ABNH, neither Parent nor any of its directors, officers, employees, agents and affiliates (and the heirs, executors, successors and assigns of any of the foregoing) is or shall be a fiduciary for any period after the Closing Date. In accordance with the indemnification provisions of Article VIII, ABNH shall indemnify, defend and hold harmless Parent and its directors, officers, employees, agents and affiliates (and the heirs, executors, successors and assigns of any of the foregoing) from and against any matter arising out of, or due to, an allegation or determination that Parent or any other person specified herein is a fiduciary or has fiduciary responsibility with respect to any such employee benefit plan or arrangement for any action arising after the Closing Date.

            SECTION 7 - COMMON PROJECTS. The parties acknowledge that certain employee benefit arrangements and responsibilities including, but not limited to, discrimination testing, may involve a commonality of interests and, accordingly, of projects and necessary services. To the extent that such common projects are performed by Parent and Parent cannot ascertain the precise amount of time spent in providing services to a particular party, its fees and expenses (the amount of which shall be determined under the Separation Agreement) shall be apportioned on an equitable basis between Parent and ABNH. In general, the total fees and expenses for any such common project shall be divided evenly between Parent and ABNH unless Parent determines and ABNH agrees that, due to such factors as the amount and complexity of the data involved, a different apportionment is more equitable.


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            SECTION 8 - OUTSIDE CONSULTANTS. The parties acknowledge that the employee benefit arrangements made by them pursuant to this Agreement including, but not limited to, this Article VII, may require the services of outside consultants including, for example, attorneys and accountants. The parties shall attempt to negotiate separate fee arrangements with outside consulting, legal and accounting firms, even though some firms' services may relate to projects common to both parties. However if, notwithstanding the foregoing, Parent receives an invoice from such a firm that clearly relates to such a common project, Parent, with ABNH's consent and assistance, shall apportion on an equitable basis the firm's fees and expenses between the affected parties and bill each affected party accordingly. In general, the total fees and expenses reflected on the invoice shall be divided proportionately between Parent and ABNH based on the relative number of participants invoices unless Parent determines that, due to such factors as the amount and complexity of the data involved, a different apportionment is more equitable.

            SECTION 9 - EXECUTIVE COMPENSATION. All executive compensation arrangements have been addressed outside of this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

            SECTION 1 - GENERAL. The party hereto to whom certain responsibilities and liabilities have been allocated hereunder (the "Indemnifying Party") shall indemnify, defend and hold harmless the other party (the "Indemnitee"), including the Indemnitee's respective directors, officers, employees, agents and affiliates (and the heirs, executors, successors and assigns of any of the foregoing) from and against any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions) arising out of or due to the failure or alleged failure of the Indemnifying Party to pay, perform or otherwise discharge in due course any of its responsibilities or liabilities.

            SECTION 2 - INDEMNIFICATION OF FIDUCIARIES. Parent (directly or through one or more subsidiaries) shall indemnify, defend and hold harmless each individual who is both an employee of Parent or ABNH and a trustee or other fiduciary of an employee benefit plan (and his heirs, executors, successors and assigns)


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from and against any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions) directly arising out of, or directly related to, the plan transfer contemplated by Article II hereof.

            SECTION 3 - LIMITATIONS ON, AND PROCEDURES FOR, INDEMNIFICATION. The limitations on, and procedures for, indemnification set forth in the Separation Agreement are incorporated herein by reference.

                                   ARTICLE IX
                                  MISCELLANEOUS

            SECTION 1 - COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, and the agreements and documents (including the understandings and practices referred to in Article III) referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement or the Separation Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of the Separation Agreement and this Agreement, the provisions of this Agreement shall control.

            SECTION 2 - EXPENSES. Except as otherwise set forth in this Agreement, each party hereto shall pay its respective costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement.

            SECTION 3 - GOVERNING LAW. Subject to applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

            SECTION 4 - NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:


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            If to Parent, to:       Secretary
                                    American Banknote Corporation
                                    200 Park Avenue
                                    New York, NY 10166

            If to ABNH, to:         Secretary
                                    American Bank Note
                                    Holographics, Inc.
                                    399 Executive Boulevard
                                    Elmsford, NY 10523

            SECTION 5 - AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto.

            SECTION 6 - SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

            SECTION 7 - TERMINATION. This Agreement may be terminated in the event that the Separation Agreement is terminated and the IPO abandoned prior to the Closing Date. In the event of such termination, no party shall have any liability of any kind to the other party.

            SECTION 8 - NO THIRD PARTY BENEFICIARIES. Except as provided in
Section 2 of Article VIII ("Indemnification of Fiduciaries"), this Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and shall not be deemed to confer upon third parties including, but not limited to, employees, any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

            SECTION 9 - LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            SECTION 10 - SATISFACTION OF CERTAIN CLAIMS. Notwithstanding any other provision of this Agreement, in the event that a Claim relating to any employee benefit plan or arrangement described in this agreement is successfully made by a person who is not a party hereto (or a subsidiary or affiliate thereof) and Parent or, with respect to any plan or arrangement


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maintained by ABNH, ABNH determines that such Claim may be satisfied from assets of such plan or arrangement, the Claim, at Parent's or, if applicable, ABNH's discretion, may be satisfied from such assets.

            SECTION 11 - FURTHER ASSURANCES. The parties hereto agree to execute such documents and assurances as are necessary or appropriate to give effect to the terms and conditions of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]


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            IN WITNESS WHEREOF, the parties, acting through their duly authorized officers, have caused this Agreement to be duly executed as of the day and year first above written.


                              AMERICAN BANKNOTE CORPORATION


                              By:_______________________________
                              Name:
                              Title:



                              AMERICAN BANK NOTE HOLOGRAPHICS, INC.


                              By:_______________________________
                              Name:
                              Title:


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